Exhibit 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
YM BioSciences Inc.

We consent to the use of our report dated August 18, 2004, except as to note 11 which is as of October 1, 2004, with respect to the consolidated balance sheets of YM BioSciences as at June 30, 2004 and 2003 and the related consolidated statements of operations and deficit cash flows for the years ended June 30, 2004, 2003 and 2002 and for the period from August 17, 1994 to June 30, 2004, included in the registration statement on Form F-1 of YM BioSciences Inc. and to the reference to our firm under the heading "Experts" in the prospectus. Our report dated August 18, 2004, except as to note 11 which is as of November 1, 2004 contains an emphasis paragraph that states Canadian generally accepted accounting principles vary in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in note 9 to the accompanying consolidated financial statements.

Chartered Accountants


/s/ KPMG LLP

Toronto, Canada
November 1, 2004